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                                                                Exhibit 10.1


               SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS
                               (INCLUDES ADEA)

         This Settlement Agreement and Release of All Claims (the
"Agreement") is made and entered into as of the 31st day of May, 2005, by and between Angelica Corporation ("Angelica") and Paul R. Anderegg, (herein referred to as "Employee"), collectively referred to as "the parties".

                            W I T N E S S E T H:

         WHEREAS, Employee wishes to terminate his employment with Angelica upon the terms set forth below, and Angelica is willing to agree to the terms and conditions relating to Employee's separation from employment which are set out in this Agreement; and

         WHEREAS, without any admission of fault, liability or wrongdoing by the parties, Angelica and Employee desire to forever resolve and compromise all claims which could be asserted by or on behalf of Employee in connection with his employment by Angelica or the termination thereof upon the terms set forth below;

         NOW THEREFORE, in consideration of the premises, and the promises, covenants and agreements contained herein, the parties agree as follows:

         1. For purposes of this Agreement, (a) "Angelica Parties" shall mean Angelica Corporation, its wholly owned subsidiary Angelica Textile Services, Inc., and any of its other past or present parent or subsidiary corporations, affiliates, predecessors, successors, assigns, insureds, underwriters, and/or its agents, officers, directors, partners, shareholders, employees and attorneys, (b) "Employee" shall mean Paul R. Anderegg, his heirs, beneficiaries, executors, administrators, successors and assigns, and (c) "Employment Agreement" shall mean that certain Angelica Corporation Employment Agreement between Angelica and Employee dated September 9, 2004.

         2. Employee voluntarily resigns his employment with Angelica and its subsidiaries, employee benefit plans, and affiliates, and all offices, manager positions, and directorships Employee holds with any such entity, effective May 31, 2005. Angelica accepts these resignations. The parties acknowledge and agree that, notwithstanding anything to the contrary contained herein, Employee's employment with Angelica shall terminate effective May 31, 2005 (the "Employment Termination Date"). However, Employee shall not be required to work May 31, 2005, and this will not be considered a vacation day.

         3. Employee will not directly or indirectly make any disparaging statement, comment, announcement or press release concerning his employment or his separation from employment with Angelica. In addition, Employee will not directly or indirectly make any statement, comment, announcement or press release concerning the terms or provisions of this



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Agreement. Employee will cooperate with and assist Angelica with respect to any statement, press release and/or announcement which Angelica may make concerning his employment and/or his resignation and separation from employment with Angelica.

         4. As of the Employment Termination Date, Angelica will pay Employee all base salary that has been earned, accrued and not yet paid through that date, as well as all earned and accrued, but unused, vacation pay determined as of that date according to Angelica's practices, records and policies. Employee will be entitled to no further compensation or benefits under the Employment Agreement or otherwise except as is expressly set forth in this Agreement. Except as described in this Agreement, as of the Employment Termination Date, Employee will cease to be eligible to participate under, or covered by, any insurance, health, vision or dental insurance, or self-insured welfare benefit, bonus, incentive compensation, commission, life insurance, disability, retirement, 401K, profit sharing, or other compensation or benefit plans, and have no rights under any of those plans, unless (in the case of an employee insurance or welfare benefit plan, as opposed to any type of incentive, bonus, commission or other compensation plan or policy) the terms of the plan provide for coverage following separation from employment or Employee exercises any conversion privileges, at his own cost, as may be provided in those plans.

         5. From and after the Employment Termination Date, and ending May 31, 2007, Angelica will pay Employee, bi-weekly, the amount of $11,538.40, less applicable taxes, withholdings and standard deductions; provided, however, beginning June 1, 2006 and ending May 31, 2007, the amount of such payments shall be reduced by the amounts, if any, earned by Employee during such period as a result of self-employment and/or employment with another employer. As a condition of such payments during this period, Employee agrees to provide Angelica with verification, reasonably acceptable to Angelica, substantiating the amounts of any such earnings, or of Employee's lack of such other employment, as the case may be. Angelica may elect at any time to pay the balance of all such payments then remaining in a lump sum, without discount.

         6. (a) All options granted Employee under any stock based compensation plan maintained by Angelica that have not expired as of, and are scheduled to vest in accordance with their respective terms within the twelve (12) month period following, the Employment Termination Date, shall be deemed to have vested immediately as of the Employment Termination Date. All vested options shall be exercisable in accordance with and upon the terms of the applicable option plan and award agreement.

         (b) Employee shall not be entitled to receive any short term incentive compensation amount, if any, that might have otherwise been earned by him under Angelica's short term incentive compensation plan for fiscal year 2005 or after.

         (c) For purposes only of the long term incentive plan in which Employee is a participant, Employee's employment will be deemed to have been terminated without cause, and Employee shall be entitled to all rights provided for under that plan in the case of a termination of employment without cause.

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         7. From and after the Employment Termination Date, and ending on the earlier of either May 31, 2007, or the date upon which reasonably comparable benefits become available to Employee and to eligible members of his immediate family under another employer sponsored plan, Angelica will continue to make available to Employee and to such other eligible members of his immediate family as currently participate in any such plan, medical and health benefits equivalent to those to which Employee and those eligible members of his immediate family would have been entitled had Employee's employment with Angelica continued, provided Employee shall pay any co-pay or contribution required of other participants generally, as such contributions may change form time to time. Thereafter, Employee will be eligible to continue his health and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). For purposes of COBRA, Employee's employment termination date shall be the date immediately following the Employment Termination Date. Angelica may change payroll dates, schedules, or amounts; insurance carriers or benefit plans or otherwise modify its payroll or benefit plans for its active employees, and those changes will be applied to Employee as well where applicable with respect to the medical and health benefits described above.

         8. Employee is informed and understands that his participation in the Angelica Accident, Death & Dismemberment Plan terminates as of the last day of the month within which the Employment Termination Date occurs. Employee's participation in the Angelica Life Insurance and Long Term Disability Plans terminates as of the Employment Termination Date.

         9. Subject to the respective terms and conditions of the benefit plans and programs in which Employee participated during his employment by Angelica, Employee is, and will be, entitled to such payments and/or benefits which will have accrued and/or vested thereunder as of the Employment Termination Date. Employee will be provided with information about those payments and/or benefits, and they will be paid or become available to Employee in accordance with the respective terms and conditions of each such plan or program, on or after the Employment Termination Date.

         10. If within six (6) months after the Employment Termination Date, there is a Change in Control, within the meaning of the Employment Agreement, or Angelica enters into a definitive agreement or contract that eventually results in a Change in Control, then Employee shall be entitled to the following: (a) a lump sum payment (as soon as administratively practicable after the occurrence of the event) equal to one and one-half Employee's base salary as of the Employment Termination Date less any amounts paid to Employee under Section 5. This payment is in lieu of any further payments under Section 5, (b) all stock options and restricted stock held by Employee as of the Employment Termination Date, and not previously vested, shall fully vest to the extent they have not expired by their respective terms, and (c) Employee shall be credited with an additional five
(5) years of service under the Supplemental Retirement Benefits Plan in which he is a participant for purposes of calculation of his entitlement to benefits under that plan.

         11. For and in consideration of the continued payments and benefits afforded by this Agreement, Employee, on his own behalf and on behalf of his heirs, beneficiaries, executors, administrators, and assigns, hereby releases, waives, gives up and forever discharges any and all claims, lawsuits, demands, actions or other causes of action, in whatever form, whether legal or equitable, known or unknown, foreseen or unforeseen, which Employee may have against any of

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the Angelica Parties, which in any way arise out of, relate to or are based upon any aspect of Employee's employment with Angelica, including his termination from employment, or any employment custom, practice, policy, promise, act, conduct, or decision of any of the Angelica Parties to date, or any facts occurring prior to this date, including but not limited to:

            (1) any claims or rights that could be asserted under

                (a) the Age Discrimination in Employment Act, as amended, 29
                    U.S.C. Section 621 et seq.;
                                       ------
                (b) any Missouri, Georgia or other applicable state law
                    prohibiting or otherwise relating to employment discrimination, including, but not limited to any statutory or common law giving rise to a cause of action for retaliation for filing a worker's compensation claim or otherwise engaging in protected conduct;
                (c) the common law of the States of Missouri and Georgia;
                (d) Title VII of the Civil Rights Act of 1964, as amended,
                    42 U.S.C. Sections 2000e et seq.;
                                             ------
                (e) the Civil Rights Act of 1871, 42 U.S.C. Section 1981;
                (f) the Civil Rights Act of 1991;
                (g) the Consolidated Omnibus Budget Reconciliation Act of
                    1986 (COBRA);
                (h) the Employee Retirement Income Security Act of 1974, as
                    amended, 29 U.S.C. Sections 1001 et seq.;
                                                     ------
                (i) the Americans with Disabilities Act, 42 U.S.C.
                    Section 12101;
                (j) the Vietnam Era Veteran's Readjustment Assistance Act,
                    38 U.S.C. Section 4212;
                (k) the Sarbanes - Oxley Act of 2002;
                (l) any other federal, state or local law, constitution,
                    regulation, statute, order, ordinance, decision or common law claim concerning employment, wages, discrimination in employment, retaliation, or termination of employment, including unfair labor practices;
                (m) any and all claims for breach of contract, retaliation, defamation, slander, misrepresentation, fraud, or other tortious conduct,

            (2) any and all claims for compensation, back pay, front pay, additional pension credits, vacation or sick pay, or fringe benefits;

            (3) any and all claims for personal injury, emotional distress, libel, slander, defamation, and other physical, economic or emotional injury; and

            (4) any and all claims for punitive damages, penalties, costs and attorneys' fees, including, without limitation, any claim for attorneys' fees which may arise or accrue by reason of this Agreement.

Employee specifically does not release, waive, give up or discharge any claims, lawsuits, demands, actions or other causes of action that result from the failure or breach of Angelica in the performance of its obligations under this Agreement.


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         12. Employee covenants and warrants to the fullest extent permitted by law that he will not sue or cause any action, charge, complaint, or proceeding of any sort to be brought or join in or permit any action or charge, complaint, proceeding, or lawsuit by any third party against Angelica based in whole or in part upon claims arising from or relating to Employee's employment and which are being released in this Agreement. Employee further agrees that in the event any person or entity should bring such a charge, claim, complaint or action on Employee's behalf, he hereby waives and forfeits any right to recover under said claim and will exercise every good faith effort to have such claim dismissed. Employee specifically does not release, waive, give up or discharge any claims, lawsuits, demands, actions or other causes of action that result from the failure or breach of Angelica in the performance of its obligations under this Agreement.

         13. Because this agreement contains a release of claims under the Age Discrimination in Employment Act ("ADEA"), Employee shall have twenty-one (21) days from the day he receives it to consider it and is hereby advised, and has been advised, in writing to consult an attorney before signing it. Employee may accept the offer contained in this agreement at any time within that twenty-one (21) day period by signing it and delivering it to Angelica. If Employee does not accept this offer prior to the end of the twenty-one (21) day period, it shall be automatically revoked. If Employee does accept the offer, he shall have seven (7) days after delivery of the signed agreement to Angelica to revoke his/her acceptance. Any payments to be made after the date of this Agreement, shall commence only after the seven (7) day revocation period expires without Employee revoking his acceptance. Angelica will have no obligations under this Agreement unless and until Employee signs and delivers this Agreement and the seven (7) day revocation period expires without Employee revoking his acceptance. In order to revoke his acceptance, the revocation must be provided orally or in writing to Angelica's President or General Counsel by 4:00 p.m. of the seventh (7th) day after Employee delivered the signed Agreement to Angelica. Employee's signature on the agreement will acknowledge that he has consulted an attorney before signing it and was advised to do so by Angelica in writing at the time the Agreement was first presented to Employee. All acceptances, revocations and other notices, documents and things to be delivered to Angelica under this Agreement shall be delivered to: Angelica Corporation, 434 South Woods Mill Rd., Suite 300, Chesterfield, Missouri, 63017, Attn: General Counsel.

         14. Employee covenants and warrants that he is the sole owner of the claims hereby being released and that he has not assigned, in whole or in part, any of such claims to any other person or entity.

         15. This Agreement is binding upon and inures to the benefit of Employee, his heirs, successors and assigns, and Angelica, and its successors and assigns.

         16. This settlement and all payments, as well as all terms and provisions of this Agreement, are made for the purpose of settlement and compromise only and are made without any admission by Employee or any of the Angelica Parties as to fault, liability or wrongdoing, all of which are expressly denied.

         17. Employee will consult and cooperate with Angelica and their legal counsel, and furnish any and all complete and truthful information, testimony or affidavits, regarding or in connection with any matter that arose during his employment with Angelica, or in connection with any litigation, governmental proceeding or investigation, arbitration or claim that in any way


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relates to the business or operations of Angelica and/or of any of its subsidiaries and/or affiliates, or of which Employee may have any knowledge or involvement. Employee will consult with and provide information to Angelica and/or any of its subsidiaries and/or affiliates and their legal counsel concerning all such matters, and appear as and when requested to provide any such information, assistance or testimony on reasonable notice. The parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Employee may then be engaged. If Angelica requires Employee to travel outside the metropolitan area in the United States where he then resides to provide any testimony or otherwise provide any such assistance, then Angelica will reimburse Employee for any reasonable, ordinary and necessary travel and lodging expenses incurred by him to do so provided Employee submits all documentation required under Angelica's reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Angelica to deduct those expenses. In the event that either local or non-local time commitments are required of Employee in compliance with this paragraph 17, Angelica also agrees to reimburse Employee for lost wages reasonably documented by Employee for Angelica, whether due to actual pay withheld from Employee by Employee's new employer or to the use by Employee of personal or vacation time. Nothing in this Agreement shall be construed or interpreted as requiring Employee to provide any testimony, sworn statement or declaration that is not complete and truthful or shall prevent Employee from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

         18. Employee reaffirms his obligations under, and agrees to comply with the terms of Section 5 of the Employment Agreement (including but not limited to Section 5 (a) thereof), as if fully set forth herein and as if Employee's employment was terminated without Good Reason and/or for Cause. For purposes of that Section 5: the Date of Termination, and the date the employment period ends, is the Employment Termination Date; and Employee will not be deemed to have terminated his employment for Good Reason (as defined in the Employment Agreement). To the extent any covenant or provision in such Section 5 shall be determined to be invalid or unenforceable in any respect or to any extent, by reason of time, geographic scope, or otherwise, that provision shall not be declared void or invalid, but instead will automatically be amended to such lesser degree, time and/or scope as will grant Angelica the maximum restriction on Employee's activities permitted by applicable law.

         19. Employee will not use or disclose any non-public confidential, financial, or personnel information of or concerning Angelica or its employees, customers or suppliers, of which Employee became aware by reason of his employment. Employee shall return to Angelica all writings, records (including computer records), papers, customer lists, business plans, papers, keys, key cards, computers and other equipment and all other property produced or developed by or at the request of Employee, or coming into his possession, by way or reason of his employment by Angelica.

         20. Employee will not make any critical or derogatory statement, or publish any communication (in writing, on an electronic website, web log, message board or otherwise) which

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does or which could be expected to defame, criticize, disparage or reflect adversely upon Angelica or any of its employees, officers, directors, customers or suppliers.

         21. Employee acknowledges and agrees that in the event he violates any of the terms or conditions of this Agreement, Angelica shall have no further obligation to pay to Employee any of the payments otherwise to be made to Employee hereunder.

         22. This Agreement shall be governed by, construed and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles. This Agreement is made, entered into and accepted in St. Louis, Missouri.

         23. This Agreement (and the provisions of the Employment Agreement referenced therein) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior oral or written communications or agreements between the parties concerning such subject matter; provided, however, that any obligations, restrictions, prohibitions or other provisions contained in any benefit plan or program in which Employee was a participant at the time his employment by Angelica was terminated, which, by their terms, survive the termination of Employee's employment, (including the change of control provisions included in Employee's Employment Agreement), shall survive the termination of Employee's employment and remain in effect in accordance with the terms of such plan, program or agreement. Neither this Agreement nor any of its terms may be changed, waived or added to except in a writing signed by both parties.

         24. The parties agree that should any provision in this Agreement be determined to be unenforceable, such finding shall not affect the enforceability of the remaining provisions of this Agreement. The waiver by Angelica of a breach of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Angelica of like or similar kind.

         25. Employee acknowledges that he has been given a reasonable period of time within which to consider the terms of this Settlement Agreement and Release.

         26. Employee acknowledges that he has carefully read this Agreement, understands all its terms, and has signed it voluntarily with full knowledge of its significance after adequate opportunity for consideration and consultation with his attorney, family and/or his advisors and after having had the opportunity to consult with his attorney, before signing this Agreement. Employee represents that no payments or considerations have been promised to him for executing and delivering this Agreement other than the payments, agreements, and benefits described herein, which payments, benefits and agreements constitute adequate and sufficient consideration for the claims herein released over and above what Executive otherwise would be entitled to, and his other agreements outlined in this Agreement, and that no attorney or counsel is entitled to any fees from Angelica as a result of this Agreement except as specifically set forth herein.

         IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and Release of All Claims as of the day and year first written above.


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                              Paul R. Anderegg

Date: 6/20/05                 /s/ Paul R. Anderegg
                                  ----------------------


                              Angelica Corporation

Date: 6/27/05                 By: /s/ Steven L. Frey
                                  ----------------------


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